MERCURY H&W VARIABLE TRUST

MERCURY LOW DURATION VIP PORTFOLIO

FILE # 811- 08163

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
01/10/01	Comcast Cable Communications 6.375% 01/30/06	$10,000.	$1,500,000,000.	Smith Barney
01/17/01	Household Finance Corp 6.50% 01/24/06	$25,000.	$2,000,000,000.	Banc of America